SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

March 28, 2004

Date of Report

(Date of earliest event reported)

AMGEN INC.

(Exact name of registrant as specified in its charter)

Delaware	000-12477	95-3540776
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Amgen Inc. One Amgen Center Drive Thousand Oaks, CA	91320-1799 (Zip Code)
(Address of principal executive offices)

805-447-1000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events and Required FD Disclosure.

On March 29, 2004, Amgen Inc., a Delaware corporation (“Amgen”) announced that it would acquire Tularik Inc., a Delaware corporation (“Tularik”), through a stock merger. Amgen, Tularik and Arrow Acquisition, LLC, a Delaware limited liability company and wholly-owned subsidiary of Amgen (“Merger Sub”), entered into an Agreement and Plan of Merger dated March 28, 2004 (the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub will be merged with and into Tularik, the separate corporate existence of Tularik will cease and Merger Sub will survive as the surviving entity and a wholly-owned subsidiary of Amgen. The completion of the merger is subject to several conditions, including the approval of the merger by a majority of the stockholders of Tularik and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

In connection with the merger, each outstanding share of Tularik common stock will be converted into the right to receive a number of shares of Amgen common stock equal to an exchange ratio determined by dividing (i) $25 by (ii) the average of the per share closing prices of Amgen common stock as reported by The NASDAQ National Market for the ten trading days ending two trading days prior to the closing of the Merger, rounded to the second decimal point, except that cash shall be paid in lieu of issuing any fractional shares of Amgen common stock, as provided in the Merger Agreement. Tularik’s outstanding stock options will be converted into options to acquire Amgen common stock (subject to certain adjustments to the exercise price and number of shares issuable upon exercise of those options, based on the exchange ratio). Additionally, each unexercised and unexpired warrant to purchase Tularik common stock then outstanding will be converted into a warrant to purchase Amgen common stock (subject to certain adjustments to the exercise price and number of shares issuable upon exercise of those warrants, based on the exchange ratio).

Tularik has agreed to terminate its 1999 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”) as of the effective time of the merger. The rights of participants in the Employee Stock Purchase Plan with respect to any offering period then underway under the Employee Stock Purchase Plan will be determined by treating the last business day prior to the effective time as the last day of such offering period.

The merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

Also on March 28, 2004, in connection with the Merger Agreement, Amgen entered into a Stockholder Voting Agreement (the “Voting Agreement”) with certain Tularik stockholders identified on Annex A (the “Voting Stockholders”). The Voting Stockholders beneficially own approximately 5% of the outstanding shares of Tularik. Pursuant to the Voting Agreement, the Voting Stockholders have agreed to vote in favor of the merger and the Merger Agreement and granted to Amgen an irrevocable proxy to vote their shares of Tularik in favor of the transaction.

The foregoing description of the merger, the Merger Agreement and the Voting Agreement is qualified in its entirety by reference to the Merger Agreement and the Voting Agreement attached as Exhibits 2.1 and 10.1, respectively, and incorporated herein by reference.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMGEN INC.

Date: March 29, 2004	By:	/s/ DAVID J. SCOTT

	Name: Title:	David J. Scott Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Document Description
2.1	Agreement and Plan of Merger dated March 28, 2004, by and among Amgen Inc., a Delaware corporation, Arrow Acquisition, LLC, a Delaware limited liability company and Tularik Inc., a Delaware corporation.

10.1	Stockholder Voting Agreement dated March 28, 2004, by and among Amgen Inc., a Delaware corporation and certain Stockholders party thereto.

Annex A — List of Stockholders subject to the Voting Agreement.